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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The O'Boisie Corporation

Oak Brook, Illinois


    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 15, 1996, except for Note 5,
which is as of August 25, 1997, and Note 13a, which is as of             1997,
relating to the financial statements of The O'Boisie Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


    We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP


Chicago, Illinois
August 28, 1997